Exhibit 11.1

Computation of Per Share Earnings

Consolidated net income per share of the Company is based on weighted average number of common shares and common share equivalents outstanding during the period. Common equivalent shares include shares subject to stock options and are calculated using the treasury stock method.

                                     							 Three Months Ended
                                        May 31, 1996   May 31, 1995


Average shares outstanding                5,736,139      5,705,029
Net additional shares assuming
 dilutive stock options exercised
 and proceeds used to purchase
 treasury shares at average
 market price.                               64,134         58,966
						                                    ---------      ---------
Average number of common and
 common equivalent shares
 outstanding.                             5,800,273      5,763,995
						                                    =========      =========
Net income                                 $751,000       $767,000
						                                    =========      =========
Net income per common share:                  $0.13          $0.13
						                                    =========      =========